Exhibit 10.29

January 9, 2007

PRIVATE AND CONFIDENTIAL

Mr. Dawson Steven Lin

Dear Steve:

This Letter of Understanding will confirm our mutual agreement relative to the terms and conditions applicable to the extension of your international assignment.

The terms and conditions of your employment are set forth in this Letter and in the following Capmark Finance, Inc. (“CFI”), Guide to International Service Personnel Policies (“CFI. ISP Policy”).

This policy may be changed from time to time as legal requirements may dictate, new practices may require, or for other reasons at the discretion of the Company. Additionally, the terms of this assignment are contingent upon you successfully retaining the required work permits or visas. If questions should arise concerning any provision of this letter or any subsequent revisions of policies applicable to employees on international assignment, you should contact me directly.

General

Place of Employment: Tokyo, Japan
Position Title: CEO Asia Operations
Salary: $500,000 U.S. dollars/annum
Bonus: Capmark Discretionary Plan
Anticipated Assignment Effective Date: December 1, 2006
Anticipated Length of Assignment: 3 years
Point of Origin: US

Compensation and Foreign Assignment-Related Benefits

With the extension of your international assignment, your compensation will be as estimated in the attached International Assignment Compensation Summary. Salary administration will be handled in accordance with CFI practices, and adjustments made according to salary guidelines established within CFI.

Your compensation will be administered through the CFI’s US payroll, with appropriate deposits to your bank account(s). Your Domestic and Foreign Pay and Overseas Allowances have been established and included in the attached Compensation Summary.

Some of the specific provisions that will apply to your international assignment are described below:

1.                          You will be eligible to continue to participate in the various CFI benefit plans which will be determined in accordance with the provisions of such plans. In particular your health and dental insurance will be provided through Cigna International. To the extent such plans will permit, your base salary (exclusive of allowances) shall be the basis for the calculation of coverage and retirement benefits. Assignment-related allowances will not be included in the calculation of coverage and retirement benefits.

2.                          Home leave is time off with pay plus round trip business class airfare and use of a rental car. Expatriates are entitled to one home leave trip every twelve months, in accordance with the CFI ISP Policy.

3.                          You will accrue 23 days of Paid Time Off (PTO) annually. As of your 5th year anniversary on 11/1/07 your PTO accrual win increase to 26 days.

6.                          Time off during home leave will be charged as Paid Time Off (PTO).

7.                          The Company will continue to pay your housing rent expenses directly for the duration of your assignment in Tokyo, Japan. Utility expenses (gas, electricity and water) are reimbursable expenses. If needed the Company will pay security and lease deposits required by the lease agreement. You will be expected to pay a housing obligation representing an assumed cost of home country housing, (USA) for your salary level, based on results from surveys from CFI.

9.                          The CFI ISP Policy will be used as the guideline for other matters such as allowances, goods and services differential, etc., not specified in this letter of understanding.

Tax Equalization

We would also like to call your attention to CFI’s Tax Equalization Guidelines. During expatriation, in order to equalize your tax bill with that of your domestic counterpart at the same level of income, a hypothetical income tax will be deducted from your total salary. Even if there is no foreign tax obligation, CFI will still retain these hypothetical tax deductions. Should you voluntarily resign or be terminated for cause, you will be covered under the tax-equalization policy until your separation date.

Other Matters

CFI will not guarantee the term of any foreign assignment. Normally, a regular-term foreign assignment is expected to be for a period varying from two to five years. The actual time will vary and may be impacted by personal emergencies, Company business circumstances or performance.

At the completion of your assignment, you may be considered for an extension of the current assignment, reassignment to another international location, or repatriation to your home country. Extension of your present assignment is subject to mutual agreement by you and management in your home and host country.

The terms and conditions of your employment and termination of employment (voluntary or involuntary) will be governed by the laws of Japan and policies of CFI.

This Letter of Understanding does not create a contract of employment between you and the Company for any specified period. Your employment with CFI is an “Employment at Will”, which means that either you or the Company may terminate your employment at any time, with or without cause, upon notice to the other.

The terms of this assignment are confidential and may not be disclosed without specific authorization. We request that you acknowledge receipt of this Letter and your agreement with its terms by signing and returning one copy to Human Resources.

Sincerely yours,
/s/ Paul Luhmann
Paul Luhmann Assistant Vice President Human Resources

Attachment

DISTRIBUTION:

Linda Pickles, Executive Vice President, HR

Acknowledge and Concur:	/s/ Dawson Steven Lin	Date:	4/23/2007
Dawson Steven Lin

Return one copy to:         Paul Luhmann

INTERNATIONAL ASSIGNMENT COMPENSATION/OBLIGATION
SUMMARY

Mr. Dawson Steven Lin

BASE SALARY
-Effective 12/1/06	$500,000 USD annually

BONUS PLAN	Capmark Discretionary Plan

APPLICABLE FOREIGN ASSIGNMENT	Monthly LCA Allowance:
ALLOWANCES	$2,989.89 USD
(LCA indices fluctuate monthly primarily due to changes in exchanges rates (other factors may also influence this index).

OTHER BENEFITS	• Tax Preparation and Equalization
• Home Leave every 12 Months
• Provided Dependent Education
• Membership/monthly dues to American Club.

MONTHLY HOUSING OBLIGATION	$2,096.38.00 USD per month